Exhibit 10.47

2013 Bonus Plan

Each year the Company implements annual incentive bonus programs for its employees intended to reward them only if the Company achieves specific quantitative and qualitative goals, aligned with driving significant operational performance to increase stockholder value. On January 25, 2013, the Committee approved the Company's 2013 annual bonus scheme (the “2013 Bonus Plan”) covering the Company's most senior executives, including all of the Company's named executive officers. The 2013 Bonus Plan offers these executives the opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 50% - 100% of base salary (depending on employee level) for on-target performance of a number of performance targets, with a potential maximum payment of double the on-target percentage payable. Employees also have the opportunity to earn up to 1.5 times the calculated bonus amount depending on the employee's performance during the year.

In order for any bonuses to be payable, the Company is required to achieve a qualifying financial performance target. If the qualifying target is not achieved, no bonus payments will be made under the 2013 Bonus Plan. If the qualifying target is achieved, bonuses would be payable according to achievement against the Company performance targets, together with a personal performance multiplier based on achievement of individual targets over the course of the year. The performance metrics for the named executive officers measure: (i) OCF meaning operating income before depreciation, amortization, goodwill, other intangible asset impairments and restructuring and other charges and certain investments in mobile product promotions; (ii) customer lifetime value; (iii) growth in revenue; and (iv) blended NPS (net promoter score). Subject to the achievement of the performance conditions, bonuses are expected to be paid on or around March 31, 2014. Ten percent of any bonus payable to the Company's named executive officers will be paid in March 2013 in the form of performance shares which vest on the first anniversary of the bonus payment date. Payments made under the 2013 Bonus Plan will be approved by the Committee.